Exhibit 99.1

Viant Technology Announces Record Fourth Quarter

and Full Year 2021 Financial Results

IRVINE, Calif., March 10, 2022 – Viant Technology Inc. (NASDAQ: DSP), a leading people-based advertising software company, today reported financial results for its fourth quarter and full year ended December 31, 2021.

“Our fourth quarter results, which beat our revenue and profitability guidance, concluded an incredible year for Viant.  We greatly exceeded our expectations on all key financial metrics for the year and delivered against every aspect of our business strategy that we outlined in our February 2021 IPO, further proving out Viant’s business model and technology,” said Tim Vanderhook, co-founder and CEO of Viant.  “We expect advertiser spend across our platform to further accelerate in 2022, and we are setting long term goals for revenue of at least $500 million and adjusted EBITDA as a percentage of contribution ex-TAC of at least 35% by 2025.”

Added co-founder and COO, Chris Vanderhook, “We made great strides in scaling our business in 2021.  Marketer and agency clients are responding positively to the power and ease-of-use of our Adelphic omnichannel platform that leverages our household ID technology and new World Without Cookies (“WWC”) software to facilitate the buying and measurement of their digital advertising.  Increased customer demand, the rapid development of our technology and the expansion and execution by our sales team, were key to driving our 2021 results, as evidenced by our growth in both the total number of and spend by active customers, as well as our continuing high customer retention rate.”

Fourth Quarter 2021 Financial Highlights, year-over-year:

GAAP

•	Revenue was $82.7 million, an increase of 46%
•	Gross profit was $38.1 million, an increase of 25%
•	Net income was $7.5 million, or $0.11 per diluted share of Class A common stock(1), compared to $12.9 million in the fourth quarter of 2020
•	Net income as a percentage of gross profit was 20%, compared to 42% in the fourth quarter of 2020
•	Cash as of December 31, 2021 was $238.5 million

Non-GAAP(2)

•	Contribution ex-TAC was $48.5 million, an increase of 24%
•	Adjusted EBITDA was $17.4 million, an increase of 12%
•	Adjusted EBITDA as a percentage of contribution ex-TAC was 36%, compared to 40% in the fourth quarter of 2020
•	Non-GAAP net income was $13.4 million, or $0.17 per diluted share of Class A common stock(1), compared to $12.9 million in the fourth quarter of 2020

Full-Year 2021 Financial Highlights, year-over-year:

GAAP

•	Revenue was $224.1 million, an increase of 36%
•	Gross profit was $94.5 million, an increase of 23%
•	Net loss was $37.6 million, or $0.63 per diluted share of Class A common stock(1), compared to net income of $20.6 million in 2020
•	Cash flow from operations was $28.7 million, an increase of 52%

Non-GAAP(2)

•	Contribution ex-TAC was $141.5 million, an increase of 28%
•	Adjusted EBITDA was $37.1 million, an increase of 17%
•	Adjusted EBITDA as a percentage of contribution ex-TAC was 26%, compared to 29% in 2020
•	Non-GAAP net income was $23.9 million, or $0.30 per diluted share of Class A common stock(1), compared to $20.6 million in 2020

Business Highlights:

•	Advertiser spend across the Adelphic platform(3) grew 26% for the fourth quarter and 29% for the year
•	Active customers(4) grew to 309 at year end, representing a year-over-year increase of 45, or 17%
•	Top 50 active customers increased spend on our platform by 48% year-over-year in FY 2021
•

Connected TV (“CTV”) continued to be a key growth driver, with CTV related contribution ex-TAC growing 66% in the fourth quarter and 68% for the full year.  CTV represented 45% of total contribution ex-TAC in the fourth quarter and 41% for the full year

•	Our recent software release, WWC, continued to gain momentum with 50% of advertisers adopting WWC since its release in late 2021

“Our strong financial performance in 2021 is a testament to the traction our software platform is gaining in the marketplace,” said CFO, Larry Madden.  “The investments we made in 2021 are already paying off and we are investing in 2022 to further scale the business and take advantage of the strong tailwinds assisting our growth.  Looking forward, we expect advertiser spend across our platform to further accelerate in 2022, with growth of over 35% expected for the full year.”

Guidance:

For the first quarter 2022, the Company expects:

•	Revenue in the range of $42.0 million to $44.0 million, representing year-over-year growth of approximately 5% to 10%
•	Adjusted EBITDA in the range of negative ($5.0) million to ($4.0) million, reflecting continuing investments in Viant’s growth initiatives

For the full year 2022, the Company expects:

•	Revenue in the range of $260.0 million to $270.0 million, representing year-over-year growth of approximately 16% to 20%
•	Adjusted EBITDA in the range of $25.0 million to $35.0 million, reflecting continuing investments in Viant’s growth initiatives

Contribution ex-TAC, adjusted EBITDA, adjusted EBITDA as a percentage of contribution ex-TAC, non-GAAP net income (loss) and non-GAAP earnings (loss) per share—basic and diluted are non-GAAP financial measures.  These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations of these non-GAAP financial measures to Viant’s financial results as determined in accordance with GAAP are included at the end of this press release under “Reconciliation of Non-GAAP Financial Measures.”  For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see “Non-GAAP Financial Measures” in this press release. We are not able to estimate gross profit and net income (loss) on a forward-looking basis or reconcile the guidance provided for adjusted EBITDA and adjusted EBITDA as a percentage of contribution ex-TAC to the closest corresponding GAAP measures on a forward-looking basis without unreasonable efforts due to the variability and complexity with respect to the charges excluded from these non-GAAP measures; in particular, the measures and effects of our stock-based compensation related to new equity grants that are directly impacted by unpredictable fluctuations in our share price.  We expect the variability of the above charges could have a significant and potentially unpredictable impact on our future GAAP financial results.

Conference Call and Webcast Details:

Viant will host a conference call and webcast to discuss its financial results on Thursday, March 10, 2022 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). A live webcast of the call can be accessed from Viant’s Investor Relations website. An archived version of the webcast will be available from the same website after the call.

About Viant

Viant® is a leading people-based advertising software company that enables marketers and their agencies to centralize the planning, buying and measurement of their advertising investments across most channels. Viant’s self-service Demand Side Platform (“DSP”), Adelphic®, is an enterprise software platform enabling marketers to execute programmatic advertising campaigns across Connected TV, Linear TV, mobile, desktop, audio and digital out-of-home channels. Viant’s Identity Resolution capabilities have linked 115 million U.S. households to more than 1 billion connected devices and is combined with access to more than 280,000 audience attributes from more than 70 people-based data partners. Viant is an Ad Age 2021 Best Places to Work award winner and the Adelphic DSP is featured on AdExchanger’s 2021 Programmatic Power Players list.

Presentation

Viant Technology LLC has been determined to be the predecessor for accounting purposes and, accordingly, the consolidated financial statements for periods prior to the IPO and the related organizational transactions have been adjusted to combine the previously separate entities for presentation purposes. Amounts for the period from January 1, 2020 through February 11, 2021 presented in this press release represent the historical operations of Viant Technology LLC. The amounts as of December 31, 2021 and for the period from February 12, 2021 reflect the consolidated operations of Viant.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “guidance,” “believe,” “anticipate,” “expect,” “estimate,” “target”, “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements contained in this press release relate to, among other things, Viant’s projected financial performance and operating results, including projected revenue, adjusted EBITDA, and adjusted EBITDA as a percentage of contribution ex-TAC, as well as statements regarding Viant’s market opportunity, expected acceleration in advertiser spend across the Company’s platform and expected growth for 2022 and beyond. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, the market for programmatic advertising developing slower or differently than Viant’s expectations, the demands and expectations of customers and the ability to attract and retain customers and other economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. We do not intend and undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Media Contact:

Erica McDonald

Finn Partners

erica.mcdonald@finnpartners.com

press@viantinc.com

Investor Contacts:

Brad Samson

bsamson@viantinc.com

The Blueshirt Group

Nicole Borsje

investors@viantinc.com

(1)Prior to our IPO, which closed in February 2021, the Viant Technology LLC membership structure included certain convertible preferred units and common units. The number of Viant Technology LLC units prior to the IPO is significantly lower than the number of Viant Technology Inc Class A common shares due to restructuring of the entities in connection with the IPO, therefore contributing to a significantly lower earnings per share calculation in fiscal 2021 compared to fiscal 2020.

(2)For a discussion on how we define, use and calculate these non-GAAP financial measures and a reconciliation thereof to the most directly comparable GAAP financial measures, see “Non-GAAP Financial Measures” and the supplementary schedules under “Reconciliation of Non-GAAP Financial Measures” in this press release.

(3)We define advertiser spend across our platform as the total amount billed to our customers for activity on our platform, inclusive of advertising media, third-party data and other add-on features.  See “Operational Metrics” for a discussion of how we use this metric and why it is useful to investors.

(4)We define an active customer as a customer that had total aggregate contribution ex-TAC of at least $5,000 through our platform during the previous twelve months.  See “Operational Metrics” for a discussion of how we use this metric and why it is useful to investors.

VIANT TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share/unit data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$82,715	$56,461	$224,127	$165,251
Operating expenses:(1)
Platform operations	44,578	25,944	129,604	88,260
Sales and marketing	15,173	9,494	65,042	28,887
Technology and development	4,851	2,618	25,372	8,698
General and administrative	10,428	5,231	46,904	17,639
Total operating expenses	75,030	43,287	266,922	143,484
Income (loss) from operations	7,685	13,174	(42,795)	21,767
Interest expense, net	162	249	864	1,038
Other expense, net	7	64	60	91
Gain on extinguishment of debt	—	—	(6,110)	—
Total other expense (income), net	169	313	(5,186)	1,129
Net income (loss)	7,516	12,861	(37,609)	20,638
Less: Net income (loss) attributable to noncontrolling interests	5,962	—	(29,867)	—
Net income (loss) attributable to Viant Technology Inc.	$1,554	$—	$(7,742)	$—
Earnings (loss) per Class A common stock/unit:
Basic	$0.11	$12.86	$(0.63)	$20.64
Diluted	$0.11	$12.86	$(0.63)	$20.64
Weighted-average Class A common stock/units outstanding:
Basic	13,543	400	12,364	400
Diluted	13,550	1,000	12,364	1,000
(1)	Stock-based compensation and depreciation and amortization recorded in the consolidated statements of operations above were as follows:
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Stock-based compensation:
Platform operations	$1,253	$—	$13,096	$—
Sales and marketing	2,053	—	25,639	—
Technology and development	1,390	—	12,373	—
General and administrative	1,935	—	17,714	—
Total stock-based compensation	$6,631	$—	$68,822	$—

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Depreciation and amortization:
Platform operations	$2,439	$1,754	$8,388	$7,338
Sales and marketing	—	—	—	—
Technology and development	414	402	1,599	1,608
General and administrative	265	296	1,154	1,160
Total depreciation and amortization	$3,118	$2,452	$11,141	$10,106

VIANT TECHNOLOGY INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash	$238,480	$9,629
Accounts receivable, net of allowances	110,739	89,767
Prepaid expenses and other current assets	2,967	4,487
Total current assets	352,186	103,883
Property, equipment, and software, net	22,331	13,829
Intangible assets, net	1,786	3,015
Goodwill	12,422	12,422
Other assets	406	371
Total assets	$389,131	$133,520
Liabilities, convertible preferred units and stockholders' equity/members' equity
Liabilities
Current liabilities:
Accounts payable	$32,877	$29,763
Accrued liabilities and accrued compensation	46,333	34,388
Current portion of long-term debt	—	3,353
Current portion of deferred revenue	1,317	2,725
Other current liabilities	2,531	9,427
Total current liabilities	83,058	79,656
Long-term debt	17,500	20,182
Long-term portion of deferred revenue	5,234	5,612
Other long-term liabilities	765	453
Total liabilities	106,557	105,903
Convertible preferred units and members' equity
Convertible preferred units	—	7,500
Members' equity	—	20,117
Stockholders' equity
Preferred stock	—	—
Class A common stock	14	—
Class B common stock	47	—
Additional paid-in capital	82,888	—
Accumulated deficit	(20,139)	—
Treasury stock, at cost	(2,648)	—
Total stockholders' equity attributable to Viant Technology Inc./members' equity	60,162	20,117
Noncontrolling interests	222,412	—
Total equity	282,574	20,117
Total liabilities, convertible preferred units and stockholders'/members’ equity	$389,131	$133,520

VIANT TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(37,609)	$20,638
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,141	10,106
Stock-based compensation	68,822	—
Provision for (recovery of) doubtful accounts	(107)	(584)
Loss on disposal of assets	188	61
Gain on extinguishment of debt	(6,110)	—
Changes in operating assets and liabilities:
Accounts receivable	(20,865)	(21,099)
Prepaid expenses and other assets	(750)	(252)
Accounts payable	3,404	8,995
Accrued liabilities and accrued compensation	12,047	3,059
Deferred revenue	(1,786)	(1,694)
Other liabilities	290	(355)
Net cash provided by operating activities	28,665	18,875
Cash flows from investing activities:
Purchases of property and equipment	(441)	(434)
Capitalized software development costs	(6,931)	(7,407)
Net cash used in investing activities	(7,372)	(7,841)
Cash flows from financing activities:
Proceeds from Paycheck Protection Program Loan	—	6,035
Proceeds from issuance of common stock, net of underwriting discounts	232,500	—
Payment of member tax distributions	(7,289)	(5,547)
Payment of member dividends	—	(5,000)
Payment of offering costs	(2,608)	(1,708)
Taxes paid related to net share settlement of equity awards	(15,045)	—
Net cash provided (used in) by financing activities	207,558	(6,220)
Net increase in cash	228,851	4,814
Cash at beginning of period	9,629	4,815
Cash at end of period	$238,480	$9,629

Non-GAAP Financial Measures

To provide investors and others with additional information regarding Viant’s results, we have included in this press release the following financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): contribution ex-TAC, adjusted EBITDA, adjusted EBITDA as a percentage of contribution ex-TAC, non-GAAP net income (loss) and non-GAAP earnings (loss) per share —basic and diluted. The Company's management believes that this information can assist investors in evaluating the Company's operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management.

Contribution ex-TAC is a non-GAAP financial measure. Gross profit is the most comparable GAAP measure, which is calculated as revenue less platform operations. In calculating contribution ex-TAC, we add back other platform operations expense to gross profit. Contribution ex-TAC is a key profitability measure used by our management and board of directors to understand and evaluate our operating performance and trends, develop short- and long-term operational plans and make strategic decisions regarding the allocation of capital. “Traffic acquisition costs” or “TAC” refers to amounts incurred and payable to suppliers for the cost of advertising media, third-party data and other add-on features.

Adjusted EBITDA is a non-GAAP financial measure.  Net income (loss) is the most comparable GAAP financial measure. Adjusted EBITDA is defined by us as net income (loss) before interest expense, net, income tax expense (benefit), depreciation, amortization, stock-based compensation and certain other items that are not related to our core operations, such as restructuring charges, transaction expenses and the extinguishment of debt.  Adjusted EBITDA as a percentage of contribution ex-TAC is a non-GAAP financial measure that we calculate by dividing adjusted EBITDA by contribution ex-TAC for the period or periods presented. Net income (loss) as a percentage of gross profit is the most comparable GAAP financial measure.  Adjusted EBITDA and adjusted EBITDA as a percentage of contribution ex-TAC are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, we believe that the exclusion of the amounts eliminated in calculating adjusted EBITDA can provide a measure for period-to-period comparisons of our business. Adjusted EBITDA as a percentage of our non-GAAP measure, contribution ex-TAC, is used by our management and board of directors to evaluate adjusted EBITDA relative to our profitability after costs that are directly variable to revenues, which comprise traffic acquisition costs.

Non-GAAP net income (loss) is a non-GAAP financial measure. Net income (loss) is the most comparable GAAP measurement. Non-GAAP net income (loss) is defined by us as net income (loss) adjusted to eliminate the impact of stock-based compensation and certain other items that are not related to our core operations, such as restructuring charges, transaction expenses and the extinguishment of debt.  Non-GAAP net income (loss) is a key measure used by our management and board of directors to evaluate operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital.  In particular, we believe that the elimination of stock-based compensation, gain on debt extinguishment, and certain other items that are not related to our core operations provides another measure for period-to-period comparisons of our business and provides additional insight into our core controllable costs.

Non-GAAP earnings (loss) per share of Class A common stock—basic and diluted is a non-GAAP financial measure.  Earnings (loss) per share of Class A common stock—basic and diluted is the most comparable GAAP measure. Non-GAAP earnings (loss) per share of Class A common stock—basic and diluted is defined by us as earnings (loss) per share, adjusted to eliminate the impact of stock-based compensation and certain other items that are not related to our core operations, such as restructuring charges, transaction expenses, and the extinguishment of debt.  Non-GAAP earnings (loss) per Class A common stock—basic and diluted is a key measure used by our management and board of directors to evaluate operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital.  In particular, we believe that the elimination of stock-based compensation, gain on extinguishment of debt and certain other items that are not related to our core operations provides another measure for period-to-period comparisons of our business and provides additional insight into our core controllable costs. Accordingly, we believe that non-GAAP earnings (loss) per Class A common stock—basic and diluted provides information to investors and the market generally in understanding and evaluating our results of operations in the same manner as our management and board of directors.

These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, the Company’s financial information calculated in accordance with GAAP and should not be considered measures of the Company’s liquidity. Further, these non-GAAP measures as defined by the Company may not be comparable to similar non-GAAP measures presented by other companies, including peer companies, and therefore comparability may be limited. The presentation of such measures, which may include adjustments to exclude unusual or non-recurring items, should not be construed as an inference that the Company’s future results, cash flows or leverage will be unaffected by other unusual or non-recurring items.  Management encourages investors and others to review Viant’s financial information in its entirety and not rely on a single financial measure.

Reconciliation of Non-GAAP Financial Measures

The following tables show the reconciliations of the Company’s non-GAAP financial measures contained in this press release to the most directly comparable GAAP financial measures.

The following table sets forth a reconciliation of revenue to gross profit to contribution ex-TAC for the periods presented (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Revenue	$82,715	$56,461	$224,127	$165,251
Less: Platform operations	(44,578)	(25,944)	(129,604)	(88,260)
Gross profit	38,137	30,517	94,523	76,991
Add back: Other platform operations	10,346	8,618	46,977	33,525
Contribution ex-TAC	$48,483	$39,135	$141,500	$110,516

The following table sets forth a reconciliation of net income (loss) to adjusted EBITDA for the periods presented (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net income (loss)	$7,516	$12,861	$(37,609)	$20,638
Add back:
Interest expense, net	161	249	864	1,038
Depreciation and amortization	3,118	2,452	11,141	10,106
Stock-based compensation	6,631	—	68,822	—
Less:
Gain on extinguishment of debt	—	—	(6,110)	—
Adjusted EBITDA	$17,426	$15,562	$37,108	$31,782

The following table sets forth a reconciliation of net income (loss) as a percentage of gross profit to adjusted EBITDA as a percentage of contribution ex-TAC for the periods presented (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Gross profit	$38,137	$30,517	$94,523	$76,991
Net income (loss)	$7,516	$12,861	$(37,609)	$20,638
Net income (loss) as a percentage of gross profit(1)	20%	42%	N/A	27%
Contribution ex-TAC	$48,483	$39,135	$141,500	$110,516
Adjusted EBITDA	$17,426	$15,562	$37,108	$31,782
Adjusted EBITDA as a percentage of contribution ex-TAC	36%	40%	26%	29%

(1) Management believes that in periods of net loss, primarily driven by the impact of stock-based compensation, this percentage is not comparable to the other periods presented.

The following table sets forth a reconciliation of net income (loss) to non-GAAP net income (loss) for the periods presented (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net income (loss)	$7,516	$12,861	$(37,609)	$20,638
Add back: Stock-based compensation	6,631	—	68,822	—
Less: Gain on extinguishment of debt	—	—	(6,110)	—
Less: Income tax effect related to Viant Technology Inc.'s share of adjustments	(759)	—	(1,238)	—
Non-GAAP net income	$13,388	$12,861	$23,865	$20,638

The following table sets forth a reconciliation of earnings (loss) per Class A common stock—basic and diluted to non-GAAP earnings (loss) per Class A common stock—basic and diluted for the three months and year ended December 31, 2021. Earnings (loss) per share was not adjusted for the three months and year ended December 31, 2020 because there were no expenses related to stock-based compensation, gain on extinguishment of debt or other items that were not related to our core operations in those periods (unaudited):

	Three Months Ended			Year Ended
	December 31, 2021			December 31, 2021
	Earnings		Non-GAAP	Earnings		Non-GAAP
	(Loss) per		Earnings (Loss)	(Loss) per		Earnings (Loss)
	Share	Adjustments	per Share	Share	Adjustments	per Share
	(in thousands, except per share data)
Numerator
Net income (loss)	$7,516	$—	$7,516	$(37,609)	$—	$(37,609)
Adjustments:
Add back: Stock-based compensation	—	6,631	6,631	—	68,822	68,822
Less: Gain on extinguishment of debt	—	—	—	—	(6,110)	(6,110)
Less: Income tax effect related to Viant Technology Inc.'s share of adjustments (1)	—	(759)	(759)	—	(1,238)	(1,238)
Non-GAAP net income (loss)	7,516	5,872	13,388	(37,609)	61,474	23,865
Less: Net income (loss) attributable to noncontrolling interests (2)	5,962	5,074	11,036	(29,867)	49,897	20,030
Net income (loss) attributable to Viant Technology, Inc.—basic	1,554	798	2,352	(7,742)	11,577	3,835
Add back: Reallocation of net loss attributable to noncontrolling interest from the assumed exchange of RSUs for Class A common stock	—	1	1	—	253	253
Less: Income tax effect from the assumed exchange of RSUs for Class A common stock (1)	—	—	—	—	(62)	(62)
Net income (loss) attributable to Viant Technology, Inc.—diluted	$1,554	$799	$2,353	$(7,742)	$11,768	$4,026
Denominator
Weighted-average shares of Class A common stock outstanding —basic	13,543	—	13,543	12,364	—	12,364
Effect of dilutive securities:
Restricted stock units	7	—	7	—	1,088	1,088
Nonqualified stock options	—	—	—	—	8	8
Weighted-average shares of Class A common stock outstanding —diluted	13,550	—	13,550	12,364	1,096	13,460

Earnings (loss) per share of Class A common stock—basic	$0.11	$0.06	$0.17	$(0.63)	$0.94	$0.31
Earnings (loss) per share of Class A common stock—diluted	$0.11	$0.06	$0.17	$(0.63)	$0.93	$0.30

Anti-dilutive shares excluded from earnings (loss) per share of Class A common stock—diluted:
Nonqualified stock options			220			—

Shares of Class B common stock	47,107	47,107
Total shares excluded from earnings (loss) per share of Class A common stock —diluted	47,327	47,107

(1) The estimated income tax effect of the Company’s share of non-GAAP reconciling items are calculated using an assumed blended tax rate of 24%, which represents our expected corporate tax rate, excluding discrete and non-recurring tax items.

(2) The adjustment to net income (loss) attributable to noncontrolling interests represents stock-based compensation and gain on extinguishment of debt attributed to the noncontrolling interests of the Company outstanding during the periods presented.

Operational Metrics

We have also included the following operational metrics in this press release: Advertiser spend and active customers.

We define advertiser spend as the total amount billed to our customers for activity on our platform inclusive of advertising media, third-party data and other add-on features. Advertiser spend is a key measure used by our management and our board of directors to evaluate our operating performance and trends, develop short- and long-term operational plans and make strategic decisions regarding future enhancements to our software.  We believe advertiser spend across our platform is a useful metric for investors because it allows investors to evaluate the Company’s operational performance in the same manner as our management and board of directors.

We define an active customer as a customer that had total aggregate contribution ex-TAC of at least $5,000 through our platform during the previous twelve months. Active customers is an operational metric calculated using contribution ex-TAC, a non-GAAP financial measure. Active customers is a key measure used by our management and board of directors to understand and evaluate our operating performance and trends, develop short- and long-term operational plans and make strategic decisions regarding future enhancements to our software. We believe active customers is a useful metric for investors because it allows investors to evaluate the Company’s operational performance in the same manner as our management and board of directors.